Exhibit (a)(1)(H)

FORM OF COMMUNICATION TO ELIGIBLE OPTION HOLDERS

REJECTING THEIR ELECTION FORM

Date:	[—], 2012
To:	[Name]
From:	Inphi Corporation (“Inphi”)
Re:	Notice of Rejection of Election Form

Unfortunately, your Election Form regarding Inphi’s Offer to Exchange dated September 20, 2012 (the “Offer”), was not accepted for the following reason(s): [reasons].

If you wish to participate in the Offer, please complete and sign the attached Election Form and deliver it to Inphi so that it is received before 5:00 p.m., Pacific Time, on October 19, 2012 (or such later date as may apply if the Offer is extended), by one of the following means:

Via Electronic Delivery:

Scan the completed and signed Election Form and email a pdf to Joel Rodriguez at jrodriguez@inphi.com.

Via Regular Mail, Overnight Courier or Hand Delivery:

Inphi Corporation, 3945 Freedom Circle, Suite 1100, Santa Clara, CA 95054, Attn: Joel Rodriguez

Please ensure that you receive a confirmation of receipt from us after you submit your Election Form.

If we do not receive a properly completed and signed Election Form from you before the deadline for the Offer, all eligible options currently held by you will remain outstanding according to their existing terms.

If you have any questions about the Offer please contact Aparna Bawa or John Edmunds.

If you would like additional copies of the Election Form or other documents related to the Offer, please contact Joel Rodriguez at jrodriguez@inphi.com.